EXHIBIT 99.1
MEDIA RELEASE
Joseph L. Lovejoy Appointed
Senior Vice President and Chief Financial Officer
of Fisher Communications, Inc.
SEATTLE, WA—(MARKETWIRE)—June 2, 2008— Fisher Communications, Inc. (NASDAQ: FSCI) announced today that
Joseph L. Lovejoy has been named Senior Vice President and Chief Financial Officer. Most recently, Lovejoy served as Senior Vice President and Acting Chief Financial Officer for Fisher.
Lovejoy brings nearly 17 years of experience in financial and operations management, including experience in financial planning and analysis, strategic planning and business development.
Since joining Fisher in 2004, he has been responsible for strategic planning, business development, financial analysis and budgeting. He has also held group head responsibilities for Fisher’s 100+ Television Group.
Before joining Fisher, Lovejoy served as vice president at Duff & Phelps LLC from 2001 to 2004, and worked in the financial advisory services practice of PriceWaterhouseCoopers LLP from 1997 to 2001. His career began in commercial real estate valuation and consulting in 1992.
Lovejoy is a CFA charterholder and he graduated summa cum laude from Arizona State University with a Bachelor of Science degree in Finance.
Reporting to Fisher Chief Executive Officer Colleen B. Brown, Lovejoy assumes responsibility for the company’s financial operations, legal, corporate risk, real estate and investor relations.
“Joe brings to the CFO position the expertise and proven track record of a successful financial executive, along with the hands-on business experience of an operations executive,” said Brown. “This strong combination of skills and experience is important to Fisher’s executive management team and will support Fisher’s drive toward creating greater shareholder value.”
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About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), eight low power television stations and eight radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
Contact:
Paul Kranhold or Ron Low
Sard Verbinnen & Co
(415) 618-8750
pkranhold@sardverb.com
rlow@sardverb.com